Exhibit 10.1

WARRANT AGREEMENT

SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions (this “Term Sheet”) relates to the Warrant Agreement (the “Warrant Agreement”) between Fifth Third Processing Solutions, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), and Fifth Third Bank, a bank chartered under the laws of the State of Ohio (“Seller”), pursuant to which the Company shall issue to Seller a warrant as described herein and in the Master Investment Agreement, dated March 27, 2009 (the “Investment Agreement”) among Seller, Advent-Kong Blocker Corp., a corporation organized under the laws of the State of Delaware (“Buyer”), and FTPS Opco, LLC, a limited liability company formed under the laws of the State of Delaware. Terms not otherwise defined in this Term Sheet shall have the meanings set forth in the Term Sheet for the LLC Agreement (as defined in the Investment Agreement).

Issuer:	The Company.

Holder:	Seller and/or Permitted Transferees of Seller (any such holder a “Holder”).

Description of the Warrant:

Warrant to purchase, at the exercise price described below, • Underlying Units[1] , subject to anti-dilution adjustments for equity splits, combinations or similar events.

“Underlying Unit” means, as applicable, (a) a Class C Unit, (b) upon and after an initial public offering in which the Class B Units are converted into (i) common stock or other equity securities of a successor corporation or other entity into which the Company is converted or (ii) rights to receive, or securities that are convertible into or exchangeable or exercisable for, common stock or other equity securities of a corporation or other entity otherwise formed for the purpose of offering securities to the public, such number of shares of such common stock or other equity securities or such rights or securities into which one Class B Unit would be convertible, or (c) upon and after an initial public offering in which the Class B Units are offered, a Class B Unit.

Issue Date:	The Warrant will be issued by the Company to Seller on the date of the closing of the transactions contemplated by the Investment Agreement (the “Closing”).

Exercise Price and	The exercise price per share of Underlying Units shall be an amount

[1]	[Note: Initially at Closing, equal to 10% of the equity of the Company on a fully-diluted basis.]

Exercise Period:

equal to $         [amount to equal (i) 2x Advent’s aggregate original cost basis in the Class A Units plus $30.0 million divided by (ii) the number of Class A Units purchased.] Such exercise price shall be equitably adjusted for any cash distributions (other than quarterly tax distributions) to the Company’s Members prior to the date of exercise.

The Warrant shall provide the Holder with the option of cashless exercise.

The Warrant shall not be exercised at any time while the Company is a partnership for tax purposes. In any Change of Control, the Warrant shall be sold to the acquirer, or in the event that there is no acquirer, be redeemed by the Company or the resulting entity pursuant to such Change of Control, as applicable, in each case, at the difference, if positive, between the exercise price and the price paid per Unit in the Change of Control, provided, that, in the event that such difference is equal to or less than zero, the Warrant shall be cancelled.

The Warrant shall have a term of 20 years from the Issue Date.

Transfer:

Prior to an IPO, the Holder may not transfer the Warrant except (i) to a Permitted Transferee described below or (ii) in connection with a sale to a transferee who concurrently acquires a pro rata amount of the Underlying Units in the Company (such transfer being in accordance with the terms of the LLC Agreement).

Following an IPO, the Holder may transfer all or a portion of the Warrant and the Holder will be entitled to piggyback registration rights on the Underlying Units, subject to customary cutbacks.

Notwithstanding any provision herein to the contrary, no direct or indirect transfer (including, without limitation, by operation of law) of the Warrant shall be permitted if, giving effect to such transfer, the Company would have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including without limitation, Section 1.7704-1(h)(3)), treating (solely for this purpose) each holder of a Warrant as a partner, and any such transfer will be void ab initio, unless counsel to the transferor (reasonably acceptable to the Company) renders an opinion to the Company that such transfer will not cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code.

Other Permitted Transfers:	Notwithstanding anything to the contrary herein (other than the 100 partner limitation described above), the Holder may transfer all or a portion of the Warrant to any of the following Persons (each such

Person, a “Permitted Transferee”):

•        a Person who (a) is a direct or indirect wholly owned Subsidiary of such Holder, (b) owns, directly or indirectly, 100% of the equity interest of such Holder, or (c) is directly or indirectly wholly owned by a Person who owns, directly or indirectly, 100% of the equity interest of such Holder (such Person, a “Permitted Affiliate”), upon 30 days’ prior written notice to the issuer; provided that, if at any time such transferee ceases to be a Permitted Affiliate of such Holder, such transferee shall immediately (and, in any event, no later than three Business Days thereafter) Transfer such portion of the Warrants it holds (in whole but not in part) to a person that is a Permitted Affiliate of such Holder or to such Holder itself; or

•        any other Person, if, as a result of any change in law or regulation or in the scope of activities in which the Company is engaged, ownership by such Holder of Warrants is no longer permissible in such Holder’s counsel’s reasonable, good faith, determination (provided such counsel is of national reputation and specializes in the legal matters involved in such determination).

Voting Rights and Control:	The Warrant does not entitle the Holder(s) thereof to any voting rights prior to exercise of the Warrant. Upon and after any exercise of the Warrant, the Holder(s) shall have such voting rights, if any, as accrue generally to holders of the securities the Holder(s) purchases through such exercise of the Warrant.

Governing Law:	The Warrant Agreement and the Warrant shall be governed by the laws of the State of New York.

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